Exhibit 16.1

MOEN AND COMPANY LLP
|CHARTERED ACCOUNTANTS
Securities Commission Building
PO Box 10129, Pacific Centre
Suite 1400 B 701 West Georgia Street
Vancouver, British Columbia
Canada V7Y 1C6
Telephone: (604) 662-8899
Fax: (604) 662-8809
Email: moenca@telus.net

July 21, 2006

United States Securities and Exchange Commission
Washington, DC
USA 205-49

Dear Sirs,

Re: Maverick Minerals Corporation - Change in Auditors - Commission File No. 000-25515

On July 21, 2006, Moen and Company LLP informed Maverick Minerals Corporation (the "Company") that Moen and Company LLP resigned as the Company's independent registered public accounting firm effective as of that date.

Moen and Company LLP's report on the financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope, or accounting principles. In connection with its audits for each of the two most recent fiscal years, or the subsequent interim period through July 21, 2006, there were no disagreements with Moen and Company LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

We agree that the abovementioned information be disclosed in a Form 8-K, Current Report as Item 4.01 - Changes in Registrants Certifying Accountants, to be filed by Maverick Minerals Corporation.

Yours very truly,

MOEN & COMPANY LLP

cc: Maverick Minerals Corporation Fax: 1-306-343-0888

cc: Conrad C. Lysiak Fax: 1-509-747-1770